Exhibit 28(j.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2016, relating to the financial statements and financial highlights of RiverNorth Core Opportunity Fund, RiverNorth/DoubleLine Strategic Income Fund, and RiverNorth/Oaktree High Income Fund, each a series of RiverNorth Funds, for the year ended September 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
January 26, 2017